Exhibit 10.4

[***] Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Amended and Restated Investment and Royalty Agreement

August 16, 2018 (the “Effective Date”)

Between:

2082033 ALBERTA LTD., a corporation incorporated under the laws of the Province of Alberta (the “Purchaser”)

- and -

SUNDIAL GROWERS INC., a corporation incorporated under the laws of the Province of Alberta (the “Corporation”)

Recitals

A. The Purchaser and the Corporation are parties to a credit agreement, dated as of January 15, 2018 (the “Prior Credit Agreement”);

B. the Corporation and the Purchaser wish to amend and restate the Prior Credit Agreement on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the Corporation and the Purchaser agree that, as of the Effective Date, the Prior Credit Agreement is amended and restated in its entirety as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement the following words and phrases shall have the following meanings:

(a)	“Agreement” means this agreement and all schedules attached hereto together with all instruments supplemental hereto or in amendment or confirmation hereof;

(b)

“Applicable Law” means, at any time, in respect of any person, property, transaction, event or other matter, as applicable, all then current laws, rules, statutes, regulations, treaties, orders, judgments and decrees and all official directives, rules, guidelines, orders, policies, decisions and other requirements of any governmental authority, in each case to the extent having the force of law (collectively, the “Law”) relating or applicable to such person, property, transaction, event or other matters and shall also include any interpretation of the Law, or any part of the Law, by any person having jurisdiction over it or charged with its administration or interpretation;

(c)	“Applicable Percentage” means 6.5%;

(d)	“Board of Directors” means the board of directors of the Corporation;

(e)	“Business” means the Corporation’s cannabis growing business on the Facility;

(f)	“Business Day” means any day that is not (i) a Saturday, Sunday or other day on which commercial banks in Calgary, Alberta are authorized or required by Applicable Law to remain closed;

(g)

“Catastrophic Failure” means an event, such as a crop loss resulting from pests or mold accumulation, that prevents or Materially impairs the commercial sale of Flower, Shake or Oils on the Facility for a period in excess of [***];

(h)	“Catastrophic Failure Royalty Payment” shall take its meaning from Section 2.2 herein;

(i)	“Catastrophic Failure Term” shall take its meaning from Section 2.2 herein;

(j)	“Closing” means execution and closing of the Royalty Documents on August 16, 2018;

(k)	“Construction Project Costs” shall take its meaning from Section 2.7(l)(i) herein;

(l)

“Credit Facility Indebtedness” means all indebtedness, obligations and liabilities of the Corporation under credit facilities made available to the Corporation by a lender or lenders from time to time including credit or loan agreements, any notes and other evidences of indebtedness relating to borrowings by the Corporation from a lender or lenders for the Corporation’s development of facilities or for general corporate purposes or otherwise.

(m)	“Development” shall take its meaning from Section 2.7(a) herein;

(n)	“Environmental Law” means any Applicable Law relating to the natural environment including those pertaining to:

(i)	reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of any toxic, or hazardous substances, and

(ii)	the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of substances, including those pertaining to human and occupational health and safety;

(o)	“Equity Sum” means the advances made by the Purchaser to the Corporation in the aggregate sum of $11,000,000.00;

(p)	“Events of Default” means the existence or occurrence of any one or more of the events set forth in Section 3.1 provided the grace period(s) therein set forth, if any, have expired;

(q)	“Facility” means the cannabis growing facility and extension on that portion of the Original Parcel outlined in red bold ink in the attached Schedule D hereto;

(r)	“Flower” means saleable bud quality cannabis;

(s)

“Force Majeure” means an event that prevents or Materially impairs the construction or the operation of the Original Parcel and is not caused by and is beyond the reasonable control of the Corporation. For greater certainty, lack of funds, insolvency, financial difficulty, the state of the market or any wilful or negligent act or omission on the part of the Corporation does not constitute Force Majeure;

(t)	“GAAP” means Canadian Generally Accepted Accounting Principles as described in Part I of the CPA Canada Handbook – IFRS;

(u)

“Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, tribunal, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including a Minister of the Crown, the Superintendent of Financial Institutions or other comparable authority or agency;

(v)

“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws, including pollutants, contaminants, dangerous goods or substances, toxic or hazardous substances or materials, wastes (including solid non-hazardous wastes and subject wastes), petroleum and its derivatives and byproducts and other hydrocarbons, all as defined in or pursuant to any Environmental Law;

(w)	“Investment” means the amount(s) advanced by the Purchaser to the Corporation pursuant to this Agreement from time to time;

(x)

“Material” means (except when used as part of another term defined in a Royalty Document), with reference to the matter described as “Material”, that it would reasonably be considered to be a material factor by a prudent person in its assessment of credit or investment extended or to be extended to a Corporation, and “Materially” has a corresponding meaning;

(y)

“Material Adverse Effect” means any change having a material adverse effect on the ability of the Corporation to carry on its Business, which would reasonably be expected to result in, or has resulted in, an impairment of the ability of the Corporation to perform any of its obligations hereunder, as determined by the Purchaser, acting reasonably;

(z)

“Material Licence” means all Permits issued by any Governmental Authority, or any applicable stock exchange or securities commission, to the Corporation and which are at any time on or after the date of this Agreement,

(i)	necessary or Material to the Business and operations of the Corporation (including the construction of the Facility on the Original Parcel); or

(ii)	designated by the Purchaser, acting reasonably, as a Material Licence, provided that the Purchaser has notified the Corporation of such designation,

(iii)	those Material Licences existing as of the date of this Agreement listed in Schedule D;

(aa)	“Oils” means oil and extracts derived from Flower or Shake;

(bb)	“Original Parcel” means the lands located in the Town of Olds, Alberta and legally described as Descriptive Plan 1710892, Block 1, Lot 13, Excepting Thereout All Mines and Minerals;

(cc)

“Permits” means franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from or required by a Governmental Authority;

(dd)	“Permitted Encumbrances” means those Encumbrances described in Schedule B of this Agreement;

(ee)	“Plans and Specifications” shall take its meaning from Section 2.7(e) herein;

(ff)

“Release” means any release or discharge of any Hazardous Substance including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leaching, migration, dispersal, dispensing or disposal;

(gg)

“Replacement Revenue” means the revenue of the Corporation from operations on the Original Parcel for a given fiscal quarter during the continuance of a Catastrophic Failure based on the equivalent of the productive square footage of the Facility, which for certainty such amount shall not be less than [***]% of the Revenue for the past [***] fiscal quarters immediately preceding such Catastrophic Failure divided by [***] (the “Minimum Replacement Revenue”).

If no Revenue was generated for one or more of the 4 fiscal quarters immediately preceding such Catastrophic Failure, then for the purposes of calculating the Minimum Replacement Revenue, the revenue to be used for such fiscal quarter(s) shall be deemed to be [***]

(hh)	“Revenue” means revenue derived from the Facility from the sale of Flower, Shake and Oils, as determined in accordance with GAAP;

(ii)

“Royalty Documents” means: (a) this Agreement and (b) all present and future agreements, documents, certificates and instruments delivered by the Corporation to the Purchaser pursuant to or in respect of this Agreement, as the same may from time to time be amended, restated, supplemented and otherwise modified, and “Royalty Document” means any one of the Royalty Documents;

(jj)	“Royalty Payment” shall take its meaning from Section 2.2 of this Agreement;

(kk)	“Shake” means saleable shake quality cannabis;

(ll)	“Shares” means Common shares in the share capital of the Corporation; and

(mm)	“Term” means the period from and including October 1, 2018 and ending on September 30, 2027.

1.2	Schedules

The following schedules are attached hereto, form a part hereof and are incorporated herein as fully as though contained in the main body of this Agreement:

Schedule “A” Advance Grid and Payment Particulars

Schedule “B” Permitted Encumbrances

Schedule “C” Material Licences

Schedule “D” Original Parcel

Schedule “E” Form of Drawdown Notice

1.3	Statutory References

A reference herein or in any schedule to a statute shall include and shall be deemed to be a reference to both the statute and all associated regulations, all amendments made thereto and in force from time to time and any statute or regulation that may be passed which has the effect of supplementing or superseding the aforesaid statute or regulations.

1.4	Headings

The headings herein and in the schedules are inserted for convenience of reference only and shall not affect or be considered to affect the construction of the provisions hereof and thereof.

1.5	Currency and Mode of Payment

All dollar amounts referenced herein are expressed in Canadian dollars and, except as otherwise specifically provided, all payments to be made hereunder are to be made by way of certified cheque, solicitor’s trust cheque or bank draft.

1.6	Entire Agreement and Amendment

This Agreement supersedes and replaces any and all prior agreements or understandings, whether written or verbal, between the parties concerning the subject transactions, states and comprises the entire agreement between the parties in relation thereto and may only be amended by a formal written instrument executed by proper signing officers for both parties.

1.7	Time of Essence

Time shall be of the essence in this Agreement.

ARTICLE 2

ROYALTY TERMS

2.1	Advances

The Purchaser agrees to advance the aggregate of the Equity Sum to the Corporation in accordance with the terms and conditions of this Agreement. All advances made pursuant to this Agreement shall be evidenced by a notation on the Advance Note in the form attached hereto as Schedule A. The Purchaser shall update the Advance Note as required for each advance and provide the Corporation with a copy of same upon request of the Corporation (copies not to be requested more than once a month by the Corporation). Subject to any manifest error the records of the Purchaser shall be taken as conclusive and binding. If the Corporation objects to such updated Advance Note, it shall provide written notice to the Purchaser and the Purchaser shall have one month to respond to the Corporation. Any advance hereunder, (i) shall be made no more than once per month, (ii) shall be made from an escrow account within 10 days of the Corporation providing the Purchaser with written notice upon presentation of building budget invoices on a “work in place” basis for the Facility, all subject to a minimum amount of $100,000.00, (iii) shall not exceed the aggregate amount of the Equity Sum without the prior consent of the Purchaser, such consent to be at the Purchaser’s sole discretion, (iv) shall be made in accordance with the payment particulars provided in Schedule A, and (v) shall be made subject to the terms and conditions precedent set forth in Section 6.1(p) of this Agreement including a drawdown notice of the Corporation in substantially the form attached as Schedule E hereto. The parties hereto confirm that all amounts previously advanced under the Prior Credit Agreement are deemed to be advances of a portion of the Equity Sum hereunder. As at the date hereof, the Corporation acknowledges receipt of seven (7) advances in the aggregate sum of $9,589,377.35, relating to the Equity Sum.

2.2	Royalty Payment

Provided that prior to the date of the first Royalty Payment (as hereinafter defined), at least 75% of the Equity Sum has been advanced towards the construction and development of the Facility, as consideration for the Purchaser agreeing to provide the Investment pursuant to the terms of this Agreement, the Purchaser shall receive and the Corporation shall pay a series of quarterly royalty payments made by the Corporation to the Purchaser calculated based on the Corporation’s Revenue for the prior fiscal quarter multiplied by the Applicable Percentage (each a “Royalty Payment”). The Purchaser shall receive a Royalty Payment beginning at the start of the Term and paid on the first business day of every subsequent fiscal quarter until the end of the Term.

Notwithstanding the foregoing, during the continuance of a Catastrophic Failure which prevents the Corporation from operating its Business in the ordinary course (the “Catastrophic Failure Term”), all Royalty Payments during the Catastrophic Failure Term shall be calculated by multiplying the Applicable Percentage by Replacement Revenue instead of Revenue for the immediately preceding fiscal quarter (collectively, a “Catastrophic Failure Royalty Payment”). For greater certainty, once a Catastrophic Failure Term has ended, and provided that the Term has not ended, Royalty Payments shall be made as provided for in the immediately preceding paragraph. For further clarity, the Corporation and the Purchaser acknowledge that multiple Catastrophic Failures may occur during the Term and that the Catastrophic Failure Royalty Payment shall be utilized in place of a Royalty Payment for the duration of a Catastrophic Failure Term.

For illustrative purposes a Catastrophic Failure that occurs on April 1, 2020 and continues throughout the second fiscal quarter of 2020, where Revenue in the preceding fiscal quarters was: (i) $500,000.00 in the first fiscal quarter of 2020, (ii) $400,000.00 in the fourth fiscal quarter of 2019, (iii) $600,000.00 in the third fiscal quarter of 2019 and (iv) $400,000.00 in the second fiscal quarter of 2019 shall result in a corresponding Catastrophic Failure Royalty Payment for the second fiscal quarter of 2020, as follows:

Replacement Revenue for the second fiscal quarter of 2020 must be at least [***]% of [***] = $[***], which is $[***]

If we assume that the revenue from the Corporation from operations on the Original Parcel during the second fiscal quarter of 2020 is on average $[***] per square foot and the Facility is [***] square feet, then the Replacement Revenue would be $[***] and the corresponding Catastrophic Failure Royalty Payment would be ($[***]) = $[***] as the Replacement Revenue meets the minimum [***]% threshold in the defined term. If however, the revenue from the Corporation from operations on the Original Parcel was only $[***] per square foot and the Facility is [***] square feet (resulting in total revenue of $[***]), then the Replacement Revenue would be $[***] and the corresponding Catastrophic Failure Royalty Payment would be ($[***]) = $[***], as the Replacement Revenue did not meet the minimum [***]% threshold in the defined term.

For clarity, there shall be no minimum or maximum amount of Flower, Shake or Oils production for the duration of the Term on a Royalty Payment.

During the Term, the Corporation agrees to keep complete and accurate books of account in which the particulars of its Revenue are recorded in sufficient detail to enable the amount of the Royalty Payment to be determined. The Purchaser shall have access to these books of account at all reasonable times to review same, or to have reviewed by the Purchaser’s accountants or advisers.

2.3	Use of Proceeds

The Corporation covenants with the Purchaser that the Investment shall only be used to: (i) finance the renovation, construction and building of the Facility, such renovation, construction and building of the Facility to be completed at the Purchaser’s satisfaction, acting reasonably and (ii) provide operational support and other general corporate purposes of the Corporation, with the Purchaser’s prior consent, such consent not to be unreasonably withheld.

2.4	Costs

The Corporation shall pay all reasonable out of pocket expenses of the Purchaser (including but not limited to due diligence expenses, consultant’s fees and expenses, travel expenses and reasonable fees, charges and disbursements of legal counsel) relating to the negotiation and preparation of this Agreement and any supporting documentation. All expenses of the Purchaser in enforcing or preserving its rights under this Agreement are for the account of the Corporation. The Purchaser shall endeavour to keep all its costs reasonable.

2.5	Other Purchasers

The Purchaser may, at its option, bring in partners at any time to participate in the financing with the consent of the Corporation, such consent not to be unreasonably withheld.

2.6	Corporation’s Obligations

The obligations of the Corporation under this Agreement will become effective the date first written above, regardless of the timing of any advances, payments or repayments.

2.7	Covenants relating to Advances

If advances under this Agreement will be made from time to time for the purposes of the construction and development of the Facility or any part thereof, the Corporation further covenants and warrants and represents to the Purchaser that:

(a)

Funds may, at the option of the Purchaser, be held back to ensure that sufficient funds are available to the Corporation by way of advances hereunder, equity raises or Credit Facility Indebtedness, to complete the buildings being renovated, erected or to be erected on the Facility (the “Development”) based on then estimated costs;

(b)

Advances may be made subject to the Corporation providing evidence of compliance with the Builders’ Lien Act (Alberta) and the Purchaser may holdback from advances an amount sufficient to satisfy all holdbacks required under and in accordance with the terms of the Builders’ Lien Act (Alberta);

(c)

The Purchaser shall have the right, at its option, to make an advance not otherwise requested by the Corporation, the proceeds of which are used, inter alia, to pay accrued interest, legal and other costs that have been incurred by the Purchaser and which the Corporation has agreed to pay;

(d)	Advances may, at the option of the Purchaser, be made directly to the contractors, subcontractors and/or suppliers of the Development.

(e)

The Corporation will construct the Development in accordance with Plans and Specifications, including without limitation architectural, mechanical, electrical, structural and landscaping plans and specifications (herein referred to as the “Plans and Specifications”) which have been or which may hereafter be delivered to, and approved by the Purchaser or by such other party as the Purchaser may designate so to do in accordance with applicable building codes and in accordance with the construction industry work requiring inspection by the Purchaser until the Purchaser has inspected the same, and any defects in the construction or variation in construction as reported to the Purchaser by its consultants shall be promptly corrected by the Corporation to the satisfaction of the Purchaser and the Corporation shall continuously carry on construction of the Development until completion;

(f)

Other than as previously disclosed to the Purchaser as of the date hereof, no extra work or materials or change in Plans and Specifications which will result in a cumulative Material variation in the cost of the Development shall be ordered or authorized by the Corporation without the prior written consent of the Purchaser;

(g)

If any proceedings are commenced seeking to enjoin or otherwise prevent or declare invalid or unlawful the construction, occupancy, maintenance or operation of the Facility or any portion thereof, the Corporation will cause such proceedings to be vigorously contested in good faith, and in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom and will, without limiting the generality of the foregoing, resist the entry or seek the stay of any temporary or permanent injunction that may be entered or seek the stay of any temporary or permanent injunction that may be entered, and use its best efforts to bring about a favourable and speedy disposition of all such proceedings;

(h)

The authority herein conferred upon the Purchaser and any action taken by the Purchaser in exercise of such authority in making inspections of the Facility, procuring sworn statements, approving permits, contracts, subcontracts and Plans and Specifications will be taken by the Purchaser for its own protection only, and the Purchaser does not assume any responsibility to the Corporation or any other person and in so doing the Purchaser shall not be acting in partnership with the Corporation in respect of the development of the Development;

(i)

The Purchaser shall not be obliged to hold back advances or any portion of advances to provide the lien fund or other protection to the Corporation under the Builders’ Lien Act (Alberta); provided that if the Purchaser makes a hold back in a manner similar to the way the said Act provides for an owner to make holdbacks then, notwithstanding such holdbacks by the Purchaser, such holdbacks shall not constitute the lien fund under the said Act and the Purchaser shall not be a mortgagee authorized by the owner to disburse money secured by a mortgage as referred to in the said Act;

(j)	The Corporation has and will have, until the release hereof, the power, authority and legal right to construct the Development on the Facility;

(k)

In an Event of Default, in addition to any other remedies which the Purchaser may have hereunder, the Purchaser personally or by its agents, servants, contractors or attorneys may enter into and upon the Facility or any part thereof, and may exclude the Corporation, its agents and servants wholly therefrom and may inspect, use, operate, manage, lease and control the Facility and conduct the business thereof and, in addition, the Purchaser, from time to time, may repair, renew, replace, maintain and restore the Facility and may complete the development and in the course of such completion may make such changes in the contemplated Development as it may deem desirable;

(l)	Unless otherwise expressly agreed to in writing by the Purchaser, the Corporation shall:

(i)

employ any monies advanced hereunder for construction costs, professional fees, property taxes, interest costs, insurance premiums and other costs necessarily incurred to complete construction (and sale, if applicable) of the Development (hereinafter collectively called “Construction Project Costs”); and

(ii)

pay from sources other than this Investment such portion of Construction Project Costs as may be necessary so that the monies unadvanced under this Agreement from time to time shall, in the opinion of the Purchaser, at all times be sufficient to pay all Construction Project Costs necessary to complete construction (and sale, if applicable) of the Development;

(m)

The Corporation shall provide to the Purchaser upon request construction completion schedules indicating projected dates and amounts of progress advances and shall ensure that such schedules are updated and maintained in a current form from time to time as may reasonably be requested during the course of construction;

(n)

If at any time during construction of the development that actual costs incurred exceed that cost budgeted by the Corporation and approved by the Purchaser, the Corporation shall immediately so notify the Purchaser and if the Purchaser shall conclude that the aggregate undisbursed balance of the Investment shall be or become insufficient to pay for the completion of construction of the Development and all expenses and charges of every account in connection therewith, the Corporation shall pay the amount of such deficiency into the Development before any further disbursement of funds shall be made, or shall otherwise satisfy the Purchaser that such deficiency shall be met; and

(o)

The Corporation shall at all times during the course of construction maintain a Builder’s all-risk insurance policy covering all of the construction in progress for the full replacement cost of the construction in progress and the total amount of advances taken from time to time hereunder, and the insurance provisions of this Agreement shall be and are hereby modified to such extent as is necessary to give full force and effect to this provision.

ARTICLE 3

DEFAULT

3.1	Events of Default

The Purchaser will not have any further obligations to advance any further portion of the Equity Sum upon the occurrence of all or any of the following events (herein an “Event of Default”):

(a)

Covenants: If the Corporation is in breach or default in the observance or performance of any other term, condition, covenant, representation, warranty or agreement contained herein and the same is not remedied within 30 days from the date upon which it occurred or the date upon which it becomes known to the Corporation, whichever is later;

(b)	Change of Control: If, without the prior written consent of the Purchaser, there is a Change of Control;

(c)	Ceases to Carry on Business: If the Corporation ceases, threatens to cease or takes any overt act to cease to carry on its Business;

(d)	Insolvency: If the Corporation’s assets are seized or taken in execution or attachment or if the Corporation:

(i)	participates in any transaction which is or falls within the contemplation of any fraudulent preferences legislation;

(ii)	takes or permits any action in respect of its dissolution, liquidation or winding-up or other cancellation or suspension of its incorporation status;

(iii)	makes an assignment, compromise or arrangement for the benefit of its creditors;

(iv)	admits in writing its inability to pay its debts as they become due;

(v)	becomes insolvent or bankrupt;

(vi)	makes any proposal or assignment under the bankruptcy legislation of any applicable jurisdiction;

(vii)	files or presents a bankruptcy petition in respect of all or any of its properties, assets and undertakings;

(viii)	seeks to take the benefit of any insolvency legislation or legislation providing for the relief or aid of debtors;

(ix)

permits entry of a judgment or order by any court of competent jurisdiction approving a petition by a third party or any petition by it seeking reorganization, arrangement or composition in respect of its debts or obligations; or

(x)

permits or acquiesces in the appointment of a liquidator, custodian, receiver, receiver and manager or any other official with similar powers in relation to all or any of its properties, assets and undertakings;

(e)

Judgments: If either the Corporation permits or suffers to permit the existence of any order or judgment rendered by any court of competent jurisdiction which will, in the Purchaser’s opinion, cause a distress, execution or other similar process to be levied or enforced against all or any of the Corporation’s properties, assets and undertakings unless the same is (i) discharged or execution thereunder stayed, whether pursuant to appeal or otherwise, within 30 days after the entry thereof or, if longer, the period allowed under the applicable law for appeals therefrom, or (ii) being diligently contested in good faith by the Corporation;

(f)

Material Adverse Effect: Any action, or failure to take the necessary action, which impedes, jeopardizes or otherwise places any risk to maintain the Corporation’s Material Licences, Permits or approvals required to operate the Corporation’s Business and would reasonably be expected to have a Material Adverse Effect;

(g)	Insurance: Failure to maintain an insurance policy in accordance with Section 6.1(d);

(h)	Change in Laws: If there is a change in Applicable Laws which fundamentally changes the nature of the Corporation’s Business and would reasonably be expected to have a Material Adverse Effect;

(i)

Revocation of Licence: Revocation of any Material Licence, Permit or approval from any Governmental Authority with respect to the Corporation’s Business which would reasonably be expected to have a Material Adverse Effect;

(j)	Denial of Obligations. The Corporation denies its obligations under any Royalty Document or claims any Royalty Document to be invalid, unenforceable or withdrawn in whole or in part;

(k)

Performance of Royalty Documents. The performance of any Royalty Document becomes unlawful, any Royalty Document is invalidated or made unenforceable by any Applicable Law, or any Royalty Document is determined to be invalid or unenforceable by any Governmental Authority, in each case in whole or in any material part, that is not corrected or replaced within thirty (30) days after the Purchaser gives written notice of such occurrence;

(l)

Breach of Royalty Documents. There is a breach of any other provision of any Royalty Document that is not corrected or otherwise satisfied within thirty (30) days after the Corporation learns of the breach or the Purchaser gives written notice of the breach, whichever is earlier;

(m)

Expropriation. If: (i) any expropriating authority shall condemn, expropriate, seize or appropriate any property of the Corporation which relates to or forms part of the Original Parcel and which could materially impair, impact or affect the estimated value of the Original Parcel; or (ii) any expropriating authority commences proceedings by serving on the Corporation a notice of an application or approval to condemn, expropriate, seize or appropriate any property of the Corporation which relates to or forms part of the Original Parcel and which could materially impair, impact or affect the estimated value of the Original Parcel and the Corporation has not initiated the process to have such approval denied within 45 days of notice of the application for approval being sent to the Corporation or, if the Corporation has initiated such process within such 45 day period, the expropriation proceedings have not been stayed, dismissed or abandoned within 90 days from the date the notice of the application for approval was sent to the Corporation;

(n)

Breach of Environmental Laws. If the Corporation shall be the subject of any proceeding or investigation pertaining to the discovery of any Hazardous Substance on the Original Parcel or the Release by the Corporation of any Hazardous Substance or any violation of any Environmental Law shall occur which, in each case, could reasonably be expected to result in a Material Adverse Effect; or

(o)

Failure to Complete Construction. If construction ceases for a period in excess of [***] with respect to the Facility for any reason other than as a result of a Force Majeure, prior to the Corporation obtaining a certificate of substantial completion in respect of the Facility from the Town of Olds.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1	Representations and Warranties

The Corporation represents, warrants and covenants to and with the Purchaser as follows:

(a)	Corporate Standing: The Corporation is, and shall continue to be, a corporation duly incorporated, organized, validly existing and in good standing under the laws of the Province of Alberta;

(b)

Requisite Authority: The Corporation has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the Corporation’s part;

(c)

No Conflicts: The execution and delivery of this Agreement and each and every agreement and instrument to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, the performance of the provisions of any agreement or instrument to which the Corporation is a party or by which it is bound, any judgment, decree, law, order, statute, rule or regulation applicable to the Corporation or by which it is bound or the Corporation’s constating documents or by-laws;

(d)

Execution and Delivery: This Agreement has been duly executed and delivered by the Corporation, all other agreements and documents required hereunder to be executed and delivered by the Corporation will be duly executed and delivered by them and this Agreement does, and such other agreements and documents will, constitute legal, valid and binding obligations of the Corporation enforceable in accordance with their respective terms;

(e)

No Proceedings or Investigations: The Corporation is not a party to any action, suit or other legal, administrative or arbitration proceeding or government investigation, actual or threatened in amount equal to or greater than $50,000, which has or could have a Material Adverse Effect on the within transactions or the Corporation’s Business, assets or financial condition and, to the best of the Corporation’s knowledge, there is no particular circumstance, matter or thing which could reasonably be anticipated to give rise to any such action, suit or other legal, administrative or arbitration proceeding or government investigation;

(f)

Defaults Under Other Contracts: The Corporation is not in breach or default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a breach or default which would reasonably be expected to cause a Material Adverse Effect;

(g)

Consents Respecting Royalty Documents. The Corporation has obtained, made or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required by or from any Governmental Authority or any other third party as to the date hereof in connection with the execution and delivery by it of each of the Royalty Documents to which it is a party and the consummation of the transactions contemplated in the Royalty Documents;

(h)

Duly Licensed. The Corporation is duly licensed, registered or qualified to carry on its Business in all jurisdictions where the character of its assets and property owned or leased or the nature of the activities conducted by it make such licensing, registration or qualification necessary or desirable under Applicable Law. The Corporation holds all Material Licences, Permits and all other prerequisites for conducting its Business under Applicable Law except where any failure to hold a Material Licence or Permit could not reasonably be expected to result in a Material Adverse Effect and there are no other Material Licenses, Permits or other prerequisites for conducting its Business under Applicable Laws other than as already obtained;

(i)

Compliance with Laws. The Corporation is not in default under any Applicable Law where such default could reasonably be expected to result in a Material Adverse Effect, and all its undertakings and property, both real and personal, and the operation and use thereof are in compliance with all Applicable Law except to the extent that a failure to comply would not be reasonably likely to result in a Material Adverse Effect;

(j)

Intellectual Property Rights. The Corporation has sufficient intellectual property rights for the construction and operation of the Facility. To the best of its knowledge, the Corporation is not infringing nor is it alleged to be infringing the intellectual property rights of any other person;

(k)

Financial Statements. Except to the extent that subsequent financial statements furnished to the Purchaser have identified restatements, other adjustments or changes in accounting policies, all of the financial statements that have been furnished to the Purchaser in connection with this Agreement are accurate and complete in all material respects and such financial statements fairly present the financial position of the Corporation, as of the dates referred to therein and have been prepared in accordance with GAAP;

(l)

Labour Dispute and Casualties. The Corporation is not engaged in any unfair labour practice that could reasonably be expected to cause a Material Adverse Effect; and there is no unfair labour practice complaint pending against the Corporation or, to the best of its knowledge, threatened against the Corporation, before any Governmental Authority that if adversely determined could reasonably be expected to cause a Material Adverse Effect. No grievance or arbitration arising out of or under any collective bargaining agreement is pending against the Corporation or to the best of the Corporation’s knowledge, threatened against it that is reasonably likely to cause, a Material Adverse Effect. To the best of the Corporation’s knowledge, no strike, labour dispute, slowdown or stoppage is pending against the Corporation or, to the best of its knowledge, threatened against the Corporation and no union representation proceeding is pending with respect to any employees of the Corporation, except (with respect to any matter specified in this sentence, either individually or in the aggregate) such as would not reasonably be expected to cause a Material Adverse Effect. Neither the Original Parcel, nor the Business are affected in any respect by any fire, accident or other casualty that would reasonably be expected to cause a Material Adverse Effect, in each case which has not been advised to the Purchaser in writing;

(m)

Projections. The Corporation’s most recent projections provided to the Purchaser and approved by the Corporation’s board of directors, including forecasts, budgets, pro formas and business plans, were prepared in good faith based on assumptions that were believed to be reasonable and (except to the extent it has notified the Purchaser) are believed to be reasonable estimates of the prospects of the businesses referred to in the projections;

(n)

Accuracy of Information. Taken as a whole, all information (including information in financial statements, but excluding projections) pertaining to the Corporation that it has provided to the Purchaser is complete and accurate in all Material respects and does not contain any untrue statement of a Material fact or omit to state a Material fact necessary in order to make the statements contained in the information not Materially misleading in light of the circumstances in which the statements are made. There is no fact that it has not disclosed to the Purchaser in writing that has caused or could reasonably be expected to cause a Material Adverse Effect;

(o)	Zoning and Uses:

(i)	except as disclosed in writing to the Purchaser, the Original Parcel are zoned to permit the construction and operation of the Business;

(ii)	the existing and proposed uses of the Original Parcel comply in all material respects with all Applicable Laws relating to zoning or uses of the Original Parcel;

(iii)

the Corporation has not received notice of any material proposed rezoning of all or any part of the Original Parcel, which has not been disclosed in writing to and accepted in writing by the Purchaser, acting reasonably; and

(iv)

the Corporation has not received notice of any expropriation of all or any part of the Original Parcel which has not been disclosed in writing to and accepted in writing by the Purchaser, acting reasonably;

(p)	Environmental Matters.

(i)

except as disclosed to the Purchaser, to the best of the knowledge of the Corporation after due inquiry, the Original Parcel and the operations of the Corporation are in full compliance in all material respects with all Environmental Laws. The Corporation is not aware of, nor has it received notice of, any past, present or future condition, event, activity, practice or incident that may interfere with or prevent the compliance or continued compliance by it in respect of the Original Parcel under all Environmental Laws; and the Corporation has obtained all material Permits that are currently required in respect of the Original Parcel under all Environmental Laws and are in full compliance with the provisions of such material Permits;

(ii)

except as disclosed to the Purchasers, the Corporation is not aware that any Hazardous Substances exist on, about or within or have been used, generated, stored, transported, disposed of on, or Released from the Original Parcel other than in material compliance with all Environmental Laws;

(iii)

the use that the Corporation has made and intend to make of the Original Parcel will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Substances on, in or from the Original Parcel, as the case may be, except in accordance and compliance with all Environmental Laws in all material respects;

(iv)

there is no action, suit, order or proceeding, or, to its knowledge, any investigation or inquiry, before any Governmental Authority pending or, to its knowledge, threatened against the Corporation relating in any way to any Environmental Law that could be reasonably likely to cause, either separately or in the aggregate a Material Adverse Effect;

(v)

except as disclosed to the Purchaser, the Corporation has not (i) incurred any current and outstanding liability for any clean-up or remedial action under any Environmental Law with respect to current or past operations, events, activities, practices, incidents or the condition or use of the Original Parcel (ii) received any outstanding written request for information (other than information to be provided in the normal course in connection with applications for Permits) by any person under any Environmental Law with respect to the condition, use or operation of the Original Parcel, or (iii) received any outstanding written notice, order or claim under any Environmental Law with respect to any material violation of or liability under any Environmental Law regarding the Original Parcel or relating to the presence of Hazardous Substance on or originating from the Original Parcel;

(q)

Liens. Except as previously disclosed to the Purchaser in writing, the Corporation has not received notice of any Encumbrances related to the Original Parcel, other than Permitted Encumbrances. All accounts for work and services performed or materials placed or furnished upon or in respect of construction have been fully paid (subject to applicable holdbacks) and no one shall be entitled on any Advance to claim a lien under the Builders’ Lien Act (Alberta) for work performed by or on behalf of the Corporation or its predecessor in title;

(r)

Access. To the best of the Corporation’s knowledge after due inquiry, each of the Original Parcel has legal access to and from adjoining public highways, streets and/or roads and the Corporation has no knowledge of any existing fact or condition which would reasonably be expected to result in the material amendment or termination of such access. All current and future intended entrances/exits to each of the Original Parcel are permitted under Applicable Law and allow free and uninterrupted ingress and egress to public highways, streets and/or roads;

(s)

Services. The Original Parcel are serviced by all required municipal, private and public utility services, including without limitation, storm and sanitary sewers, water, hydro, telephone and gas, which services are installed and available to the boundary of the Original Parcel other than those not required or able to be installed and available until a later stage of construction or after completion of construction, and those not installed and available may be reasonably expected to be received in the ordinary course of business prior to the date when required to permit the Corporation to construct and operate the Facility;

(t)

Change of Law. The Corporation has not received written notice of and does not otherwise have actual knowledge of any pending or proposed amendment to any Applicable Law relating to the Original Parcel which would reasonably be expected to materially adversely limit or materially adversely affect the construction or the intended use of the Original Parcel;

(u)

Setbacks. To the best of the knowledge of the Corporation, the location of any buildings on the Original Parcel are or will be, to the extent they have been constructed or will be constructed, within the boundary lines of the Original Parcel as a whole and are in compliance with all applicable setback requirements of the Town of Olds;

(v)	Residency. The Corporation is not a non-resident for the purposes of Section 116 of the Income Tax Act (Canada);

(w)

Title. (i) as at the Closing, the Corporation is the sole registered owner of the Original Parcel, with good and marketable title thereto, free and clear of all Encumbrances; (ii) no person has any agreement, option or right to acquire an interest in the Original Parcel; and (iii) the Corporation has good title to all its undertaking and property relating to the Original Parcel, both real and personal, free and clear of all Encumbrances except Permitted Encumbrances (so long as those that are not currently registered remain unregistered) and no person has any agreement, option or right to acquire an interest in such property;

(x)

No Material Adverse Change. Since the date of the Corporation’s most recent annual financial statements provided to the Purchaser, there has been no condition (financial or otherwise), event or change in the Corporation’s Business, liabilities, operations, results of operations, assets or prospects which constitutes, or would reasonably be expected to constitute, or result in, a Material Adverse Effect;

(y)	No Default. No Event of Default has occurred and is continuing;

(z)

Solvency. The Corporation is solvent, able to pay its debts as they mature, has sufficient capital to carry on its Business and has assets the fair market value of which exceeds its liabilities, and it will not be rendered insolvent, undercapitalized or unable to pay debts generally as they become due by the execution or performance of this Agreement or any other Royalty Document;

(aa)

Taxes. The Corporation has paid or made adequate provision for the payment of all taxes levied on it or on the Original Parcel or income that are due and payable, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such taxes except taxes that are not material in amount, that are not delinquent or if delinquent are being contested, and there is no material action, suit, proceeding, investigation, audit or claim now pending, or to its knowledge threatened, by any Governmental Authority regarding any taxes nor has it agreed to waive or extend any statute of limitations with respect to the payment or collection of taxes;

(bb)	Insurance. The insurance policies required pursuant to Section 6.1(d) are in place and maintained in respect of the Original Parcel; and

(cc)	Growing Capacity. At least 25,000 square feet of space within the Facility as completed is dedicated exclusively to and capable of producing Flower.

(dd)	No Material Subsidiaries. The Borrower does not have any Material subsidiaries.

4.2	Survival

The above representations, warranties and covenants shall survive the execution and delivery of this Agreement and shall be deemed to apply to all documents delivered in furtherance of the provisions hereof and there shall not be any merger of any representation, warranty or covenant in such documents notwithstanding any rule of law, equity or statute to the contrary, all such rules being waived.

4.3	Indemnity for Fraud

The Corporation shall forthwith indemnify and save the Purchaser (including its officers, directors and employees) harmless from and against any liability, loss, costs (including, without limitation, court costs, legal costs on a solicitor and his own client basis and accounting and other professional expenses), penalties, fines, claims, actions or damages of any kind or nature whatsoever, whether direct or indirect, to which the Purchaser may be put, incur or suffer as a result of the Corporation making any fraudulent representations or warranties.

ARTICLE 5

COVENANTS

5.1	Corporation’s Covenants

So long as this Agreement is in force, and except as otherwise permitted by the prior written consent of the Purchaser, the Corporation covenants as follows:

(a)

that it shall provide immediate notice to the Purchaser in the event that the Corporation is no longer in good standing with any Governmental Authority for any reason which would reasonably be expected to have a Material Adverse Effect;

(b)

mergers and acquisitions, sale of the Facility, and asset sales (other than for the purpose of replacing equipment or otherwise in the ordinary course of business and in all other instances subject to permitted dispositions, as determined by the Purchaser acting reasonably), shall be permitted only with the prior written consent of the Purchaser, such consent not to be unreasonably withheld;

(c)	the Corporation agrees to pay to the Purchaser in accordance with Section 2.2 hereof;

(d)

the Corporation shall consistently apply the same yield improvement initiatives to the product produced in the Facility as across the Corporation’s other grow operations. The Corporation shall further ensure that the appropriate yield improvement initiatives, as well as all other applicable growing techniques and growing capacity, are in place to maximize the Corporation’s production and that may positively influence growing capacity of Flower and Shake on the Facility;

(e)	the Corporation shall consistently use the same pricing methods in respect of the product produced in the Facility as across the Corporation’s other grow operations;

(f)

the Corporation shall not take any action, or fail to perform the necessary action, to impede, jeopardize or otherwise place any risk on their ability to renew or maintain any Material Licenses, Permits or approvals required to operate the Corporation’s Business which would reasonably be expected to have a Material Adverse Effect;

(g)	Mr. Edward A. Hellard, or his nominee, shall be the Executive Chairman of the Corporation while this Agreement is in effect;

(h)

the Corporation shall pay or discharge, or cause to be paid or discharged, when the same become due and payable (i) all taxes imposed upon it or upon its income or profits or in respect of its Business or the Original Parcel and file all tax returns in respect thereof, (ii) all lawful claims for labour, materials and supplies in respect of the Original Parcel, (iii) all required payments under this Agreement, and (iv) all other obligations in respect of the Original Parcel; provided, however that it will not be required to pay or discharge or to cause to be paid or discharged any such amount so long as the validity or amount thereof is being contested in good faith by appropriate proceedings and an appropriate financial reserve satisfactory to the Purchaser has been established;

(i)	the Corporation shall use the proceeds of the Equity Sum only for the purposes specified in Section 2.3 hereof and not for any other purpose or for any other person;

(j)

the Corporation shall comply and, to the extent within its control, cause any other party that is acting under its authority to comply, in all material respects, with all Environmental Laws (including, but not limited to, obtaining any Permits) relating to the Original Parcel;

(k)

the Corporation shall keep the Original Parcel in good working order and condition, normal wear and tear excepted, except to the extent that the failure to do so would not individually or in the aggregate be reasonably likely to cause a Material Adverse Effect;

(l)

the Corporation shall permit the Purchaser, and its agents, consultants, officers and employees, at the expense of the Corporation, provided such expenses are reasonably incurred, and upon reasonable prior notice during normal business hours, from time to time to visit and inspect the Original Parcel and to examine and make abstracts from and copies of its physical and computer books of account and records as they pertain to the Original Parcel or the Corporation (including, without limitation, the Material Licences, and any plans and specifications, status of construction and project budgets with respect to the Original Parcel), (and where such information is not kept at the Original Parcel, but is in the possession or control of the Corporation at such other locations where such information is kept) as well as all data and computer data relating to the construction, managing, servicing, developing and marketing of the Original Parcel or the Corporation, which are in its possession and discuss its affairs, finances and accounts as they pertain to the Original Parcel, and be advised as to the same by the Corporation’s officers, consultants and legal counsel (with, prior to an Event of Default which is continuing, representatives of the Corporation present), all at such reasonable times as the Purchaser may desire;

(m)

the Corporation shall permit the Purchaser, and its agents, consultants, officers and employees, for the purposes of monitoring compliance with the covenants and obligations of the Corporation hereunder, at their risk, to visit and inspect the Original Parcel to conduct tests, measurements and surveys in relation to the Original Parcel provided that such tests, measurements and surveys are conducted in accordance with prudent industry practice and Applicable Law and/or are required as a result of the reasonable concerns of the Purchaser as to noncompliance with such covenant and obligation, and to be advised as to the same by the officers, engineers and advisers of the Corporation (or such other persons as may be appropriate), all at such reasonable times and intervals as the Purchaser may desire upon reasonable prior notice and in the presence of the Corporation, if so desired. Such visits, inspections, measurements, reviews and tests etc. shall be at the cost of the Corporation, provided such expenses are reasonably incurred. Any such visit, inspection, examination, discussion or tests shall not be deemed to be supervision, charge, management, control or occupation by the Purchaser for purposes of any environmental or other liabilities;

(n)	the Corporation shall maintain, or cause to be maintained adequate books, accounts and records: (i) in relation to the Original Parcel; and (ii) in accordance with GAAP consistently applied;

(o)

the Corporation agrees that certified copies of each policy of insurance shall be delivered to the Purchaser [***] after the placing of the required insurance; and that at least [***] days prior to the expiry of any such policy of insurance a certified copy of the policy of insurance intended to replace such expiring policy will be furnished to the Purchaser, and:

(i)

if the Corporation shall fail to take out or keep in force any such insurance referred to in Section 6.1(d), or should any such insurance not be approved by the Purchaser and should the Corporation not proceed to diligently rectify the situation [***] after written notice by the Purchaser to the Corporation, or if the Corporation shall fail to deliver to the Purchaser certified copies of such insurance policies (or renewal policies) in the manner described above, then the Purchaser shall have the right, without assuming any obligation in connection therewith, to effect such insurance at the sole cost of the Corporation and all costs and expenses incurred by the Purchaser in so doing shall be payable forthwith by the Corporation to the Purchaser, with interest thereon at the rate of [***]% per annum and shall be a charge upon the Original Parcel; and

(ii)

nothing herein shall be deemed to hold the Purchaser responsible for failure to have insurance placed or for any loss growing out of any defects in any policy, or because of failure of an insurance company to pay for any loss or damage insured against;

(p)	the Corporation shall give written notice to the Purchaser promptly after becoming aware, using reasonable diligence, thereof of:

(i)

any litigation, dispute, arbitration or other proceeding to which a Corporation is a party, the result of which if determined adversely in the case of the Corporation would be a judgement or award in excess of Fifty Thousand ($50,000.00) Dollars, or that in the case of the Corporation could result in a Material Adverse Effect, and from time to time provide the Purchaser with all reasonable information requested by the Purchaser concerning the status of any such proceeding;

(ii)	any Event of Default, together with an Officer’s Certificate specifying such Event of Default and detailing the steps being taken, if any, to cure same;

(iii)	the incurrence or existence of any Encumbrance (other than a Permitted Encumbrance) on any collateral after Closing; or

(iv)

the occurrence of an event of Force Majeure, describing in reasonable detail the effects of such event on the construction or operation of the Original Parcel, as the case may be, the action which the Corporation intends to take to remedy such event and the estimated date when the event of Force Majeure will be remedied and will cease to impair construction or operation of the Original Parcel, as the case may be;

(q)

the Corporation shall from and after the occurrence of an Event of Default and for so long as it is subsisting, allow the Purchaser, subject to Permitted Encumbrances, to lawfully, peaceably and quietly enter into, have, hold, use, occupy, possess and enjoy the Original Parcel with their appurtenances without suit, hindrance, interruption or denial by it, or any other person whomsoever;

(r)

the Corporation shall provide written notice to the Purchaser not less than 120 days before the Corporation makes any voluntary assignment into bankruptcy, makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding under Applicable Law seeking to adjudicate it a bankrupt or an insolvent, or any other similar relief;

(s)

the Corporation shall promptly upon having knowledge thereof, cure or cause to be cured any defects in the execution and delivery of any of the Royalty Documents or any of the other agreements, instruments or documents contemplated hereby and thereby or executed pursuant hereto and thereto or any defects in the validity or enforceability of any of the Royalty Documents and execute and deliver or cause to be executed and delivered all such agreements, instruments and other documents as the Purchaser may consider reasonably necessary or desirable for the foregoing purposes;

(t)

prior to any advance made hereunder, the Corporation shall provide the Purchaser with a certificate from an Officer of the Corporation certifying that the contents of the Corporation’s Officer’s Certificate remain true and correct at the time of such advance;

(u)	the Corporation shall issue 4,500,000 Shares at Closing to be valued at $2.44 per Share in the aggregate, of which:

(i)	Mr. Edward A. Hellard acknowledges receipt of 1,000,000 Shares valued at $3.00 per Share in the aggregate; and

(ii)

3,500,000 Shares are to be issued to Mr. Edward A. Hellard on Closing and held in escrow by the Corporation’s counsel, pending receipt of additional advances of the Equity Sum made after January 15, 2018 in accordance with the following sentence. Upon receipt of any additional advance by the Corporation, Mr. Edward A. Hellard shall receive Shares having a corresponding value to the amount of such additional advance and such Shares shall be released from escrow at $2.29 per Share and the Corporation shall provide and Mr. Edward A. Hellard shall complete a share subscription for such Shares; provided that if on the date that is 2 years after Closing any Shares have not been released from escrow as a result of the Equity Sum not having been advanced to the Corporation in full, such Shares shall immediately be returned to the Corporation and cancelled;

(v)

the Corporation, for so long as this Agreement is in effect, shall establish and maintain procedures that all cheques: (i) less than or equal to $[***] will require the approval of the President or the Chief Executive Officer and to be signed by same; (ii) greater than $[***] and less than or equal to $[***] in respect of operating expenses will require the approval of the President or the Chief Executive Officer and to be signed by same and one (1) executive member; (iii) greater than $[***] but less than or equal to $[***] will require the approval of the Executive Chairman and the President or Chief Executive Officer and to be signed by same and one (1) executive member; (iv) greater than $[***] and less than or equal to $[***] in respect of construction expenses will require the approval of the Executive Chairman and to be signed by same and one (1) executive member; and (v) in excess of $[***] will require the approval of the Board of Directors and to be signed by two (2) executive members; and

(w)	the Corporation undertakes and covenants that at least [***] square feet of space within the Facility shall be used exclusively to grow Flower.

ARTICLE 6

CONDITIONS PRECEDENT/SUBSEQUENT

6.1	Conditions Precedent to Effectiveness of this Amended and Restated Investment and Royalty Agreement

The effectiveness of this Agreement, the obligation of the Purchaser to the initial advance of the Equity Sum is conditional upon:

(a)

satisfactory review of compliance, financial governance and regulatory controls, including procedures that all cheques: (i) less than or equal to $[***] will require the approval of the President or the Chief Executive Officer and to be signed by same; (ii) greater than $[***] and less than or equal to $[***] in respect of operating expenses will require the approval of the President or the Chief Executive Officer and to be signed by same and one (1) executive member; (iii) greater than $[***] but less than or equal to $[***] will require the approval of the Executive Chairman and the President or Chief Executive Officer and to be signed by same and one (1) executive member; (iv) greater than $[***] and less than or equal to $[***] in respect of construction expenses will require the approval of the Executive Chairman and to be signed by same and one (1) executive member; and (v) in excess of $[***] will require the approval of the Board of Directors and to be signed by two (2) executive members;

(b)

except as otherwise agreed by the Purchaser in writing, the Purchaser having received certified copies of all shareholder, regulatory, governmental, third party and other waivers, consents and approvals, if any, required in order for the Corporation to enter into this Agreement and the other Royalty Documents and to perform its obligations hereunder and thereunder;

(c)	the Purchaser having received duly executed copies of the Royalty Documents;

(d)

the Corporation insuring each and every building on the Original Parcel and keeping them constantly insured, and failure to do so being an Event of Default hereunder, against loss or damage by fire and such other risks, hazards or perils as the Purchaser may require to be protected by insurance from time to time and in respect of which a prudent owner of a comparable property would in the opinion of the Purchaser insure at such time, to the full extent of their insurable value for replacement cost on a stated amount basis before, during and after any period of construction. Such insurance shall, at the request of the Purchaser, include without limitation, the following insurance coverage in respect of the Original Parcel and each building thereon:

(i)

all-risk coverage, including coverage for the foundation of all improvements on a stated amount replacement cost basis (in accordance with Insurance Bureau of Canada “IBC” wording). In the event that such organization shall cease to exist, the aforesaid stipulation and approval shall be by the Purchaser, in its sole discretion. Permission shall be provided in such insurance for the buildings to be completed and to be vacant or unoccupied for a period of at least thirty (30) days and shall provide for partial occupancy;

(ii)

comprehensive broad form boiler insurance including unfired pressure vessels insurance and air-conditioning equipment, if any, including repair and replacement coverage and including use and occupancy coverage, all for an amount satisfactory to the Purchaser;

(iii)	a minimum of six months’ business interruption insurance for an amount satisfactory to the Purchaser;

(iv)	construction insurance including all risks builder’s insurance covering full replacement of the project and wrap up liability insurance;

(v)	comprehensive general liability insurance for bodily injury and/or death and damage to property of others for a minimum amount of $5,000,000 per occurrence, written on an inclusive basis; and

(vi)	such additional insurance as the Purchaser and/or its insurance advisors may from time to time require.

All of the foregoing policies of insurance shall:

(vii)	be taken out with insurers acceptable to the Purchaser;

(viii)	be in a form satisfactory from time to time to the Purchaser;

(ix)	be primary, and without co-insurance; and

(x)	shall contain an undertaking by the insurers to notify the Purchaser in writing not less than thirty (30) days prior to any cancellation, non-renewal or termination thereof;

(e)

the Purchaser having received certified copies of the organizational documents or applicable extracts thereof of the Corporation, the resolutions authorizing the execution and delivery of, and performance of the Corporation’s obligations under the Royalty Documents and the transactions contemplated herein and therein, and a certificate as to the incumbency of the officers of the Purchaser executing the Royalty Documents and any other documents to be provided pursuant to the provisions hereof;

(f)	the Purchaser having received a certificate of status of the Corporation;

(g)	the Purchaser having received a currently dated opinion of counsel to the Corporation as to enforceability of the Royalty Documents;

(h)	the Purchaser having received evidence confirming that realty and other taxes levied against the Original Parcel are current;

(i)

the Purchaser having received confirmation or evidence satisfactory to the Purchaser that the Original Parcel are not subject to any purchase or option rights in favour of any person, or, alternatively, evidence that any such purchase or option rights have been postponed in favour of, and on terms satisfactory to, the Purchaser;

(j)	nothing shall have occurred (nor shall the Purchaser become aware of any facts not previously known), which the Purchaser determines is reasonably expected to result in a Material Adverse Change;

(k)

the Purchaser being satisfied that there is no pending judicial, administrative or other proceedings, investigations or litigation equal to or exceeding $150,000 which seek to adjourn, delay, enjoin, prohibit or impose material limitations on any aspect of the transactions contemplated by the Royalty Documents;

(l)	the Purchaser being satisfied that the consummation of the transactions contemplated by the Royalty Documents does not violate or result in the breach of any requirements of law;

(m)	payment of all reasonable fees and expenses due hereunder and in accordance with Section 2.4 hereof;

(n)	the Corporation issuing an aggregate of 4,500,000 Shares at Closing to be valued at $2.44 per Share in the aggregate, of which:

(i)

3,500,000 Shares are to be held in escrow pending receipt of any additional advance of the Equity Sum made after January 15, 2018 and to be released from escrow in accordance with Section 5.1(u)(ii) hereof;

(o)	The Corporation shall deliver, or cause to be delivered to the Purchaser, the following items:

(i)	a fully executed copy of this Agreement and a Certificate of Status of the Corporation;

(ii)	reports and invoices, if an advance is requested at the time of the Effective Date;

(iii)	certified resolution of the Corporation authorizing the issuance of 3,5000,000 Shares to Mr. Edward A. Hellard;

(iv)	a share subscription for, share certificate in respect of and receipt for any Shares to be issued on Closing;

(v)	a fully executed updated Officer’s Certificate from the Corporation, including a certified copy of the directors resolution approving this Agreement in a form satisfactory to the Purchaser; and

(p)

the Purchaser will have delivered to the Corporation an executed authorization to release and discharge security interests granted to the Purchaser pursuant to the Prior Credit Agreement and the ancillary loan documentation thereunder.

6.2	Conditions Precedent to All Advances

All advances of the Equity Sum will be supported by the following documents in a form and substance satisfactory to the Purchaser:

(a)	From the Corporation, a written draw request in the form and substance attached as Schedule E hereto.

(b)	a share subscription for, share certificate in respect of and receipt for any Shares to be issued on such advance;

(c)	A certificate from an architect, engineer or the Purchaser’s cost consultant approved by the Purchaser, which includes:

(i)

A project expense summary that outline for each major expense category, the original budget, revised budget, costs to date, costs this draw, total costs and costs to complete in accordance with the Plans and Specifications.

(ii)	A brief commentary on the nature of any changes to the budget or utilization of the contingency.

(iii)	Confirmation that:

(A)	construction to date complies with the approved Plans and Specifications;

(B)	construction to date is of acceptable standards;

(C)	construction has progressed on schedule; and

(D)	the percentage of work completed to date and the cost to complete the Development does not exceed the unadvanced monies under this Agreement.

(iv)	A certificate in a format acceptable to the Purchaser adequate to confirm costs in place, costs to complete and compliance with applicable terms and conditions of financing.

(d)

On the day on which an advance is to be funded, Purchaser is to perform title searches on the Original Parcel at Corporation’s expense to ensure no builders’ liens or other encumbrances which are not Permitted Encumbrances have been registered.

In the event a builders’ lien or other encumbrance which is not a Permitted Encumbrance has been registered against the Original Parcel, the Purchaser reserves the right not to fund the requested advance and to suspend further advances until such time as the lien or encumbrance is removed.

(e)

Furthermore, no advance will be available if, on the date of the proposed advance, any event or condition has occurred which, in the reasonable opinion of the Purchaser, could reasonably be expected to have a Material Adverse Effect.

6.3	Reporting Conditions

The Corporation shall provide to the Purchaser:

(a)	annual audited consolidated financial statements of the Corporation, prepared in accordance with GAAP applicable at the date of the financial statements, within [***] of the fiscal year end;

(b)

annual consolidated and unconsolidated operating and capital expenditure budgets of the Corporation (including balance sheet, income statement and statement of cash flows) for the next fiscal year to be provided within [***] following fiscal year end;

(c)	quarterly consolidated and unconsolidated interim financial statements of the Corporation to be provided within [***] following quarter end prepared in accordance with GAAP;

(d)	annual confirmation that the Corporation remains in good standing with applicable securities regulators and any regulators with respect to the Corporation’s Business; and

(e)	annual audited Health Canada/government production reporting statements.

ARTICLE 7

SUBORDINATION OF ROYALTY PAYMENT

7.1	Subordination to Credit Facility Indebtedness

Any Credit Facility Indebtedness of the Corporation, whether outstanding on the date hereof or thereafter created, incurred or assumed for which the Corporation is liable pursuant to any commitment letter, credit agreement, or other loan documentation and security granted by the Corporation to secure any Credit Facility Indebtedness shall be senior to and rank in priority to the Royalty Payment and other obligations of the Corporation to the Purchaser hereunder and the Corporation shall have the authority and is hereby authorized, as attorney for and on behalf of the Purchaser, to enter into a subordination agreement in favour of any lender acknowledging on behalf of the Purchaser that the Royalty Payment and other obligations of the Corporation to the Purchaser hereunder are subordinate to any such Credit Facility Indebtedness and any security granted therefor and providing for such other matters, such as standstills, as the lender may request. In addition, if requested by the Corporation, the Purchaser agrees to execute any such subordination agreement itself. Such agreements are to be reasonable and consistent with transactions of this nature, where the Purchaser is not taking security over the assets of the Corporation.

For greater certainty, and subject to the express provisions of any subordination agreement entered into by the Corporation on behalf of the Purchaser, the payment of the Royalty Payment shall be and is hereby made expressly subordinate in right of payment to all amounts from time to time owing by the Corporation and forming part of the Credit Facility Indebtedness; provided that, subject to the provisions of any subordination agreement to the contrary, until a default, event of default, or termination event occurs under any such Credit Facility Indebtedness, the Purchaser shall be entitled to make all payments to the Purchaser required hereunder.

7.2	Borrowing

Nothing herein shall restrict (or require any consent or approval from the Purchaser) the Corporation from entering into and performing its obligations under and in respect of the Credit Facility Indebtedness and borrowing money thereunder (including by way of bankers’ acceptances and letters of credit) for any development, working capital or general corporate purposes.

ARTICLE 8

MISCELLANEOUS

8.1	Notices

The initial addresses of the parties for notices or other writings required, permitted or desired hereunder shall be as follows:

Purchaser:     2082033 Alberta Ltd.

                      C/O 3000, 700 – 9th Avenue S.W.

                      Calgary, AB T2P 3V4

                         Attention: [***]

Corporation:   Suite 200, 919 - 11th Avenue S.W.

                        Calgary, AB T2R 1P3

                        Attention: CEO, Sundial Growers Inc.

Either party may from time to time change its address for service herein by giving written notice to the other party in the manner herein provided. Any such notice or other writing may be served by personal service, by mailing the same by prepaid post in a properly addressed envelope addressed to the intended addressee at its address for service hereunder or by fax to the number hereunder. Any notice given by personal service shall be deemed to be given on the date of such service and any notice given by mail shall be deemed to be given to and received by the addressee on the third day (except Saturdays, Sundays, statutory holidays and days upon which the postal service in Canada is interrupted) after the mailing thereof. Any notice given by fax shall be deemed to be given to and received by the addressee on the next day (except Saturdays, Sundays and statutory holidays) after the sending thereof with appropriate answerback acknowledged. In the event the postal service in Canada is, or is threatened to be, interrupted, all notices and other writings shall be served by personal service or fax.

8.2	No Obligation to Advance

Nothing herein shall obligate the Purchaser to make any advance or future advance.

8.3	Waiver

For the purposes of this Agreement, or any other agreement or instrument renewing or extending or collateral to this Agreement, and to the extent permitted by Applicable Law, the Corporation hereby expressly waives the benefit of the provisions of the Law of Property Act (Alberta).

8.4	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the Province of Alberta and the Corporation irrevocably agrees that any suit or proceeding with respect to any matters arising out of or in connection with this Agreement may be brought in courts of the Province of Alberta or in any court of competent jurisdiction as the Purchaser may elect and the Corporation agrees to attorn to the same.

8.5	No Waiver

The parties acknowledge and agree that any waiver of the provisions of this Agreement shall only be binding upon the waiving party if evidenced in writing and signed on behalf of the waiving party, any such waiver shall apply only to the particular breach, default, obligation or provision specifically identified and waived and not to any other breaches, defaults, obligations or provisions, whether or not similar, any such waiver shall not constitute a continuing waiver unless expressly stated and any delay or omission on the part of a party in exercising any right or power under this Agreement shall not impair the ability of such party to exercise such right or power or be considered to be a waiver of, or acquiescence to, any breach or default.

8.6	Number and Gender

Wherever the singular, plural, masculine, feminine or neuter is used throughout this Agreement the same shall be construed as meaning the singular, plural, masculine, feminine, neuter, body politic or body corporate where the facts or context so requires.

8.7	No Modification

No modification, variation or amendment of any provision of this Agreement shall be made except by a written agreement executed by the parties hereto.

8.8	Unenforceable Term

If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent the remainder of this Agreement or the application of such term, covenant or condition to a party or a circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby and each remaining term, covenant or condition of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

8.9	Assignment

This Agreement is not assignable by the Corporation without the express prior written consent of the Purchaser.

8.10	Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, receivers, receiver-managers, trustees, the assigns of the Purchaser and the permitted assigns of the Corporation.

8.11	Schedules

The parties hereto confirm and ratify the matters contained in the schedules to this Agreement and agree that the same are expressly incorporated into and form part of this Agreement.

8.12	Further Assurances

Each party, without further consideration, shall in a timely fashion do or perform or cause to be done or performed all such further and other acts and things, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such further and other instruments, deeds and other writings and generally shall take or cause to be taken all such further and other actions as may be reasonably necessary or desirable to carry out its obligations hereunder or to ensure and give full force and effect to the provisions and intent, purpose and meaning of this Agreement.

8.13	Conflict Among Royalty Documents

If any provision of this Agreement is inconsistent or conflicts with a provision of any other Royalty Document, then the provisions of this Agreement will govern and prevail to the extent of such inconsistency or conflict. Notwithstanding the foregoing, if there is a right or remedy of the Purchaser set out in a Royalty Document which is not set out or provided for in this Agreement, such additional right shall not constitute a conflict or inconsistency.

8.14	Counterparts

This Agreement may be executed by the Parties in any number of counterparts and such counterparts may be delivered by facsimile transmission or other electronic means. Each executed counterpart shall be deemed to be an original and such counterparts shall together constitute one and the same agreement.

8.15	Amendment and Restatement

It is acknowledged and agreed by the Parties that:

(a)	The Prior Credit Agreement is hereby amended and restated in the form of this Agreement; and

(b)

Notwithstanding the foregoing or any other term of this agreement, all of the covenants, representations and warranties on the part of the Corporation under the Prior Credit Agreement and all of the claims and causes of action arising against the Corporation in connection therewith, in respect of all matters, events, circumstances and obligations arising or existing prior to the date of this Agreement, shall continue, survive and shall not be merged in the execution of this agreement or any other Royalty Documents or any advance under this agreement.

REMINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

IN WITNESS OF WHICH the parties to this Agreement have executed this Agreement as of the day and year indicated on the first page of this Agreement.

2082033 ALBERT A LTD.

Per:	/s/ [***]

Per:	[***]

SUNDIAL GROWERS INC.

Per:	/s/ [***]

Per:	[***]